Exhibit Index

EXHIBIT NO. (99) Press release, dated February 17, 2010 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release For Further Information
 Refer to:  John J. Haines
 260-824-2900

FRANKLIN ELECTRIC ANNOUNCES 62 PERCENT INCREASE IN FOURTH QUARTER EARNINGS PER SHARE BEFORE RESTRUCTURING CHARGES

Bluffton, Indiana – February 17, 2010 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported fourth quarter 2009 diluted earnings per share of $0.33, an increase of 120 percent compared to 2008 fourth quarter earnings per share of $0.15. Earnings per share before restructuring charges were $0.34, an increase of 62 percent compared to the prior year. Fourth quarter 2009 sales were $144.9 million, a decrease of 5 percent compared to 2008 fourth quarter sales of $152.1 million. For the full year 2009, diluted earnings per share were $1.12, a decrease of 41 percent compared to 2008 diluted earnings per share of $1.90. Earnings per share before restructuring charges were $1.29, a decrease of 34 percent versus the prior year. Full year 2009 sales were $626.0 million, a decrease of 16 percent compared to 2008 sales of $745.6 million.

Scott Trumbull, Franklin Chairman and Chief Executive commented:

“We were encouraged by the year over year improvement we achieved in our Water Systems business during the fourth quarter and by our cash flow performance for the full year. Our Water Systems sales increased by about 9 percent, our operating income before restructuring charges increased by 70 percent, and our operating income margin before restructuring charges increased by 550 basis points compared to the fourth quarter of 2008. Our Water Systems operating income increased in all of our global regions with the largest gain occurring in North America as we benefited from lower raw material costs, lower manufacturing costs due to the ongoing consolidation into our Linares, Mexico production complex, lower selling, general and administrative (“SG&A”) spending, and firmer pricing.

Our free cash flow, defined as net cash flows from operating activities less capital expenditures, was $101 million for the full year 2009, a record for any year in the Company’s history. This performance enabled us to reduce our year end net debt to equity ratio to 17 percent from 40 percent at the end of 2008. We reduced inventories by more than 20 percent during the year and are well positioned to increase plant utilization rates as we enter 2010.”

Key Performance Indicators:
Earnings and Earnings Per Share
Before and After Restructuring Expense	For the Fourth Quarter			For the Full Year
(in millions except Earnings Per Share)	2008	2009	Change	2008	2009	Change

Net Income attributable to FE Co.,Inc.	$3.4	$7.7	126%	$44.1	$26.0	-41%

Restructuring Expense (Before Tax)	$2.1	$0.6		$2.2	$6.2

Income tax rate	35.0%	35.0%		35.0%	35.0%
Restructuring Charges, net of tax	$1.4	$0.4		$1.4	$4.0

Average Fully Diluted Shares Outstanding	23.2	23.4	1%	23.2	23.3	0%

Fully Diluted Earnings Per Share Reported	$0.15	$0.33	120%	$1.90	$1.12	-41%

Restructuring Expense Per Share, net of tax	$0.06	$0.01		$0.06	$0.17

Fully Diluted Earnings Per Share Before Restructuring Expense	$0.21	$0.34	62%	$1.96	$1.29	-34%

Net Sales	For the Fourth Quarter			For the Full Year
(in Million US$)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2008	$108.3	$43.8	$152.1	$557.0	$188.6	$745.6

Acquisitions	$5.6	$-	$5.6	$24.5	$-	$24.5
Foreign Exchange	$8.1	$0.3	$8.4	$(18.9)	$(0.7)	$(19.6)
Organic Change	$(4.1)	$(17.1)	$(21.2)	$(58.4)	$(66.1)	$(124.5)

Sales for 2009	$117.9	$27.0	$144.9	$504.2	$121.8	$626.0

Operating Income and Margins
Before and After Restructuring Expense
(in Million US$)	For the Fourth Quarter 2009				For the Full Year
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$17.0	$4.9	$(8.0)	$13.9	$62.9	$20.7	$(35.6)	$48.0
Restructuring Expense	$0.4	$0.2	$-	$0.6	$4.9	$0.3	$1.0	$6.2
Operating Income before Restructuring Expense	$17.4	$5.1	$(8.0)	$14.5	$67.8	$21.0	$(34.6)	$54.2
% Operating Income To Net Sales	14.4%	18.1%		9.6%	12.5%	17.0%		7.7%
% Operating Income Before Restructuring Expense To Net Sales	14.8%	18.9%		10.0%	13.4%	17.2%		8.7%

	For the Fourth Quarter 2008				For the Full Year
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$8.0	$10.2	$(10.6)	$7.6	$68.4	$49.4	$(41.1)	$76.7
Restructuring Expense	$2.1	$-	$-	$2.1	$2.2	$-	$-	$2.2
Operating Income before Restructuring Expense	$10.1	$10.2	$(10.6)	$9.7	$70.6	$49.4	$(41.1)	$78.9
% Operating Income To Net Sales	7.4%	23.3%		5.0%	12.3%	26.2%		10.3%
% Operating Income Before Restructuring Expense To Net Sales	9.3%	23.3%		6.4%	12.7%	26.2%		10.6%

Water Systems

During the fourth quarter 2009, Water Systems revenues increased by $9.6 million or about 9 percent overall from the fourth quarter of 2008. Excluding foreign currency translation and acquisitions, sales declined about $4.1 million or about 4 percent. The rate of Water Systems sales decline, excluding acquisitions and foreign currency translation, was significantly less than the first, second, and third quarters of 2009 at 11, 13 and 12 percent respectively, from the comparable period in 2008. Water Systems sales in international markets, excluding currency translation and acquisitions, were flat compared to the fourth quarter of 2008. Sales increases before the impact of foreign exchange and acquisitions in both the Latin America and Asia Pacific regions during the fourth quarter were offset by declines in Europe and South Africa.

Water Systems operating income before restructuring expenses increased $7.3 million, or over 70 percent, in the fourth quarter 2009 compared to the same period of 2008. The Water Systems operating margin for the quarter of 14.8 percent before restructuring expenses, improved by 550 basis points compared to the prior year fourth quarter.

Fueling Systems

Fueling Systems revenue in the fourth quarter 2009 declined $16.8 million or 38 percent from the fourth quarter 2008. This decline was due entirely to an 81 percent decline of vapor recovery equipment sales in California and was partially offset by an 18 percent increase in international sales most significantly in Latin America and Asia Pacific.

The Company estimates there are less than 1,000 stations in California that have yet to comply with the original mandate for vapor recovery upgrades. The political and economic environments in the State make it nearly impossible to estimate with certainty how many or when these remaining stations may convert.

Fueling Systems operating income before restructuring expense was $5.1 million compared to $10.2 million in the fourth quarter 2008; and operating margins were 18.9 percent of sales in the fourth quarter 2009 compared to 23.3 percent of sales in the fourth quarter 2008. The decline is primarily attributable to lost leverage on fixed manufacturing and SG&A expenses from lower sales volumes.

Overall

The Company’s consolidated gross profit was $45.2 million for the fourth quarter of 2009, up about $1.0 million from the fourth quarter of 2008. The gross profit as a percent of net sales increased to 31.2 percent for the fourth quarter of 2009 from 29.1 percent for the fourth quarter of 2008. The gross profit margin improvement was impacted by the material cost reductions and realized fixed costs savings.

During the fourth quarter 2009, SG&A expenses decreased by $3.8 million or 11 percent compared to prior year, consistent with management’s fixed cost reduction initiatives started in the fourth quarter of 2008. SG&A expenditures for corporate related administrative expenses declined by 27 percent in the fourth quarter 2009 compared to 2008 due in part to reduced compensation, customer bad debt expense and other administrative costs.

Restructuring expenses for the fourth quarter of 2009 were approximately $0.6 million and reduced diluted earnings per share by approximately $0.01. Restructuring expenses include asset impairments, severance expenses and manufacturing equipment relocation costs. As a follow-on step to Phase 3 of the Global Manufacturing Realignment Program, the Company has announced its plan to close its Siloam Springs, Arkansas manufacturing facility. The Company has estimated that this final step will include pre-tax closing costs of $3.8 million to $4.5 million to be incurred over the next three quarters beginning with the first quarter of 2010. These charges are in addition to those previously estimated in the Company’s December 9, 2008 announcement of Phase 3.

The Company’s actual tax rate for the fourth quarter of 2009 was about 30 percent. This rate is less than the statutory rate of 35 percent primarily due to initiatives completed in the fourth quarter that changed the global tax reporting structure of the Company. The full year 2009 actual tax rate was 31.3 percent and was lower than the prior year rate of 34.2 percent. The projected tax rate for 2010 is 32.5 percent.

The Company generated $112.6 million in cash from operations during the full year 2009 compared to $44.4 million in 2008. Lower inventory balances have contributed $43.9 million of cash for the full year 2009 compared to a use of cash of $15.6 million in 2008. The Company had no outstanding balance on its revolving debt agreement at year end 2009 compared to $35.0 million outstanding at the end of 2008.

The Company believes that internally generated funds and existing credit arrangements provide sufficient liquidity to meet current commitments and service existing debt. At the end of the fourth quarter 2009, the Company’s key debt covenant ratio of gross debt divided by earnings before interest, taxes, depreciation and amortization (EBITDA) was 1.9 compared to the current covenant limit per the debt agreement of 3.0 and compared to 1.8 at the end of the fourth quarter 2008. The Company’s revolving loan agreement with its banks is in place until the end of 2011 and the Company has no scheduled principal payments on its long term debt until 2015.

Commenting on the Company’s outlook, Mr. Trumbull added:

“We anticipate that our Water Systems year over year sales growth rate in the first quarter will be in the mid to high single digit range as our distributors stop reducing inventories and start to purchase at their sales rate. We are projecting that our first quarter Water Systems operating margins before restructuring will also be higher than the first quarter of 2009.

In Fueling Systems, due to seasonality, we are projecting that first quarter 2010 sales will be 5 to 10 percent lower than the $27.0 million achieved in the fourth quarter of 2009. As a result of the reduced volume, we estimate that our Fueling operating margin before restructuring charges during the first quarter 2010 will be lower than the 18.9 percent achieved in the fourth quarter 2009. The first quarter of 2010 should be the last quarter where the year over year comparisons are significantly distorted by the vapor control sales surge in California.

In summary, in 2009 Water Systems contribution margin continued to improve significantly and companywide we reduced full year fixed spending by about $20 million compared to 2008. We continue to invest in exciting new product initiatives in both our Water and Fueling businesses. While we experienced unprecedented declines in end market demand in 2009, we believe that our share of key markets has increased. In addition, during 2009, we reduced our production levels and lowered inventories across our Company by over 20 percent, we generated $101 million of free cash flow, and our balance sheet continues to strengthen. We believe that Franklin Electric is well positioned to achieve significant operating leverage as our markets increase from the current depressed levels.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT.

The fourth quarter 2009 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=40933&c=FELE&mediakey=0F65E384CCB6CD2847B9321E0EDBBE2B&e=0

You can add this webcast into your MS-Outlook calendar by clicking on the following link:

http://apps.shareholder.com/PNWOutlook/t.aspx?m=40933&k=2643127E

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Wednesday February 17, 2010 at 12pm EST through midnight EST on Wednesday February 24, 2010, by dialing 800-642-1687 for domestic calls and 706-645-9291 for international calls. The replay passcode is 55214898.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income before restructuring expense, net income per share before restructuring expense, operating income before restructuring expense and percent operating income before restructuring expense to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

The Company presents the non-GAAP measure gross debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio because maintaining the ratio below 3.0 is an important covenant in the Company's principal credit agreements that is closely monitored by management. A table showing how EBITDA is derived from net income and the calculation of the ratio follows the financial statements included in this press release. The Company presents the non-GAAP measure free cash flow to indicate the amount of cash flow available for non-operating activities. Capital expenditures are primarily operational in nature. A table showing how free cash flow is calculated from cash flow from operating activities less additions to plant and equipment follows the financial statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

Fourth Quarter Ended			Fiscal Year Ended
Jan. 2, 2010		Jan. 3, 2009	Jan. 2, 2010	Jan. 3, 2009

Net sales	$144,910	$152,106	$625,991	$745,627

Cost of sales	99,671	107,825	438,152	518,702

Gross profit	45,239	44,281	187,839	226,925

Selling, general and administrative expenses	30,733	34,527	133,629	147,987

Restructuring expense	584	2,146	6,195	2,228

Operating income	13,922	7,608	48,015	76,710

Interest expense	(2,303)	(2,880)	(9,548)	(10,968)
Other income/(expense)	(1,003)	638	(26)	1,840
Foreign exchange gain/(loss)	593	(40)	451	5

Income before income taxes	11,209	5,326	38,892	67,587

Income taxes	3,368	1,772	12,168	22,925

Net income	$7,841	$3,554	$26,724	$44,662

Less: Net income attributable to noncontrolling interest	(160)	(132)	(738)	(551)

Net income attributable to Franklin Electric Co., Inc.	$7,681	$3,422	$25,986	$44,111

Net income per share:
Basic	$0.33	$0.15	$1.13	$1.92
Diluted	$0.33	$0.15	$1.12	$1.90

Weighted average shares and equivalent
shares outstanding:
Basic	23,118	23,012	23,075	22,965
Diluted	23,390	23,249	23,288	23,235

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	Jan. 2, 2010	Jan .3, 2009

ASSETS:

Cash and equivalents	$86,875	$46,934
Receivables	62,847	68,048
Inventories	134,404	169,873
Other current assets	27,467	32,805
Total current assets	311,593	317,660

Property, plant and equipment, net	147,171	144,535
Goodwill and other assets	259,534	231,862
Total assets	$718,298	$694,057

LIABILITIES AND EQUITY:

Accounts payable	$31,699	$24,505
Accrued liabilities	50,709	56,230
Current maturities of long-term
debt and short-term borrowings	735	677
Total current liabilities	83,143	81,412

Long-term debt	151,242	185,528
Deferred income taxes	3,266	4,161
Employee benefit plan obligations	74,179	69,142
Other long-term liabilities	8,865	3,707

Redeemable noncontrolling interest	7,393	-

Equity	390,210	350,107
Total liabilities and equity	$718,298	$694,057

CONSOLIDATED STATEMENTS OF CASH FLOWS
FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
(Unaudited)

(In thousands)	Jan. 2,	Jan. 3,
	2010	2009

Cash flows from operating activities:
Net income	$26,724	$44,662
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	25,385	24,164
Stock based compensation	4,976	3,683
Deferred income taxes	(1,543)	12,395
Loss on disposals of plant and equipment	3,283	176
Excess tax from share-based payment arrangements	(144)	(856)
Changes in assets and liabilities:
Receivables	15,968	(2,750)
Inventories	43,884	(15,611)
Accounts payable and other accrued expenses	(6,798)	(7,693)
Income taxes, net	9,415	(8,973)
Employee benefit plans	(1,604)	(215)
Other, net	(6,961)	(4,534)
Net cash flows from operating activities	112,585	44,448
Cash flows from investing activities:
Additions to plant and equipment	(12,039)	(25,641)
Proceeds from sale of plant and equipment	73	21
Additions to other assets	(5)	(965)
Purchases of securities	-	(9,000)
Proceeds from sale of securities	-	9,000
Cash paid for acquisitions	(16,767)	(38,380)
Net cash flows from investing activities	(28,738)	(64,965)
Cash flows from financing activities:
Proceeds from long-term debt	28,000	70,000
Repayment of long-term debt	(64,212)	(46,236)
Proceeds from issuance of common stock	666	3,446
Excess tax from share-based payment arrangements	144	856
Purchases of common stock	-	(7,816)
Dividends paid	(11,890)	(11,369)
Net cash flows from financing activities	(47,292)	8,881
Effect of exchange rate changes on cash	3,386	(6,682)
Net change in cash and equivalents	39,941	(18,318)
Cash and equivalents at beginning of period	46,934	65,252
Cash and equivalents at end of period	$86,875	$46,934

The Company presents the non-GAAP meausre gross debt to EBITDA ratio becuase it is an important convenant in the Company's principal credit agreements that is closely monitored by management.  The Company presents the non-GAAP measure free cash flow to indicate the amount of cash flow available for non-operating activities.  Capital expenditures are primarily operational in nature.

EBITDA reconciliation to net income (unaudited)	For LTM ended
(in Million US$)	Fourth Quarter
	2008	2009

Net income (as reported)	$44.1	$26.0
Depreciation and amortization	$24.2	$25.4
Interest expense, net	$11.0	$9.5
Provision for income taxes	$22.9	$12.2
Add-back for certain costs (a)	$2.1	$5.9
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$104.3	$79.0

Total debt (as reported)	$186.2	$152.0

Total debt divided by EBITDA	1.8	1.9

(a) In 2008 and 2009, the Company agreed with the lenders that certain of the restructuring costs and one time tax adjustments for uncertain tax positions will be added back to the EBITDA calculation.

Free Cash Flow	For the Full Year
(in Million US$)	2008	2009

Cash from operating activities	$44.4	$112.6

Additions to plant and equipment	$(25.6)	$(12.0)

Free Cash Flow	$18.8	$100.6